                                                                    EXHIBIT 12.2

                         POST PROPERTIES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                          Nine Months
                                      Ended September 30,                         Year Ended December 31,
                                      -------------------   --------------------------------------------------------------------
                                        2000       1999       1999           1998           1997           1996           1995
                                      --------   --------   --------       --------       --------       --------       --------
Pre-tax income (loss) from
continuing operations                 $ 83,904   $ 78,448   $104,975(1)    $ 88,950(1)    $ 54,947(1)    $ 43,469(1)    $ 29,988(1)
Minority interest in the income of
subsidiary with fixed charges           14,099      9,870     14,449         11,511         11,131          9,984          8,429
                                      --------   --------   --------       --------       --------       --------       --------
                                        98,003     88,318    119,424        100,461         66,078         53,453         38,417
                                      --------   --------   --------       --------       --------       --------       --------

Fixed Charges:
     Interest incurred and
        amortization of debt
        discount and premium on
        all indebtedness                55,742     39,898     56,105         48,189         35,205         27,916         29,714
     Rentals - 33.34% (2)                2,106      1,799      2,385          2,220          1,686            939            405
     Preferred dividends required
     of consolidated subsidiaries        4,200        435      1,851
                                      --------   --------   --------       --------       --------       --------       --------
        Total fixed charges             62,048     42,132     60,341         50,409         36,891         28,855         30,119
                                      --------   --------   --------       --------       --------       --------       --------

Preferred stock dividends                8,907      8,907     11,875         11,473          4,907          1,063             --
                                      --------   --------   --------       --------       --------       --------       --------

Earnings before income taxes,
     minority interest and fixed
     charges                           160,051    130,450    179,765        150,870        102,969         82,308         68,536
Adjustment for capitalized interest    (18,992)   (14,710)   (21,417)       (15,707)        (9,567)        (4,443)        (5,653)
     Preferred dividends required
     of consolidated subsidiaries       (4,200)      (435)    (1,851)
                                      --------   --------   --------       --------       --------       --------       --------
        Total earnings                $136,859   $115,305   $156,497       $135,163       $ 93,402       $ 77,865       $ 62,883
                                      --------   --------   --------       --------       --------       --------       --------

RATIO OF EARNINGS TO FIXED CHARGES         1.9        2.3        2.2            2.2            2.2            2.6            2.1
     AND PREFERRED DIVIDENDS (3)      --------   --------   --------       --------       --------       --------       --------


(1) Included in the pre-tax income from continuing operations for 1999, 1997, 1996 and 1995 was a non-recurring (loss)/gain of ($1,522), $3,270, $854 and $1,746, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 2.7, 2.4, 2.7 and 2.0 for 1999, 1997, 1996 and 1995, respectively.
(2) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.
(3) Calculated as total earnings plus preferred stock dividends divided by the sum of total fixed charges plus preferred stock dividends.